Exhibit 10.1

Execution Draft

Asset Transfer Agreement

By and between

Threshold Pharmaceuticals, Inc.,

A corporation organized and existing under the laws of the State of

Delaware,

together with its successors and assigns, hereinafter referred to as “THLD”

and

OBI Pharma, Inc.,

A corporation organized and existing under the laws of Taiwan,

together with its successors and assigns, hereinafter referred to as “OBI”;

THLD and OBI hereinafter also referred to
individually as “Party” or collectively as “Parties”

Effective Date: May 31, 2017

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WHEREAS, THLD has conceived of, reduced to practice and developed compounds for treatment of cancer; these compounds are titled, “TH-2870” and “TH-3424” (each a “Compound” and collectively the “Compounds” as hereinafter defined), and owns certain Intellectual Property Rights related to TH-2870 and TH-3424;

WHEREAS, OBI desires to acquire certain rights, title and interest in and to said Compounds and THLD desires to transfer and assign THLD’s certain rights, title and interest in the Compounds to OBI and to license to OBI the Licensed Know-How subject to the terms and conditions contained herein; and

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article

1:

A. Definitions

Capitalized terms shall have the meaning ascribed to them in this Article 1 or elsewhere in this Agreement:

1.1	“Affiliate” of a Party shall mean any person, corporation or other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party, as the case may be, for so long as such control exists. For such purposes, “control” shall mean: (a) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital in such person, corporation or other entity; or (b) to possess, directly or indirectly, the affirmative power to direct the management and policies of such person, corporation or other entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance.

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1.2	“Assigned Contracts” means those Contracts to be assigned to OBI pursuant to the terms of this Agreement and the Assignment and Assumption Agreement, as listed on Exhibit B attached hereto.

1.3	“Assigned IPR” means the (i) Patents and Patent applications as set forth on Schedule 1 of Exhibit A attached hereto consistent with THLD’s Patent Rights under Article 2 of the Ascenta Agreement (the “Assigned Patents”); and (ii) the Assigned Know How. “Assigned IPR” shall not include “Licensed Know How.”

1.4	“Assigned Know How” means any and all Technology that is controlled by THLD useful (and actually used by THLD prior to the Effective Date) that is necessary or reasonably useful for the development and/or commercialization of Drug Products including the process and method useful for the synthesis, manufacture of TH-2870 and TH-3424 which shall be more fully disclosed to OBI after the Effective Date. Notwithstanding the foregoing definition, “Assigned Know How” shall not include “Licensed Know How.”

1.5	“CFDA” shall mean China Food and Drug Administration.

1.6	“Change of Control” means:

(a)	a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of a Party’s assets; or
(b)	a merger or consolidation in which a Party is not the surviving corporation or in which, if Party is the surviving, corporation, the shareholders of such Party immediately prior to the consummation of such merger or consolidation do nor, immediately after consummation of such merger or consolidation, possess a majority of the voting power of all of the Party’s outstanding stock and other securities and the power to elect a majority of the members of the Party’s board of directors; or

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(c)	a transaction or series of related transactions (which may include without limitation a tender offer for a Party’s stock or the issuance, sale or exchange of stock of a Party) if the shareholders of such Party immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, own stock or other securities of the entity that possess a majority of the voting power of all of the Party’s outstanding stock and other securities and the power to elect a majority of the members of the Party’s board of directors; provided, however, that notwithstanding anything in the foregoing, the issuance of stock by a Party in an equity financing shall not constitute a Change of Control.

1.7	“Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and is designed to measure the safety and/or efficacy of a Drug Product. Clinical Trials shall include Phase I Trials, Phase II Trials, Phase III Trials and Phase IV Trials.

1.8	“Commercially Reasonable Efforts” means (a) with respect to the efforts to be expended by any Party with respect to any objective, such commercially reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstance s and (b) the application by such Party, consistent with the exercise of its prudent scientific and business judgment, of diligent efforts and adequate resources to fulfill the obligation in issue, consistent with the level of efforts such Party would devote to a product at a similar stage in its product life as Drug Product and having profit potential comparable to that of Drug Product, taking into account, without limitation, commercial, legal and regulatory factors, target product profiles, product labeling, past performance, the regulatory environment and competitive market conditions in the therapeutic area, safety and efficacy of Drug Product, the strength of its proprietary position and such other factors as the Parties may reasonably consider, all based on conditions then prevailing, but it being understood and agreed that such efforts shall always be consistent with any other terms and conditions of this Agreement. Subject to the foregoing, Commercially Reasonable Efforts will not mean that a Party will actually accomplish the applicable task.

1.9	“Compound” shall mean the small molecule drug candidate developed by THLD, TH-2870, in its racemic form and TH-3424 in its enantiomerically pure form covered by selected patent applications listed in Exhibit A.

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1.10	“Confidential Information” of a Party means Know-How and other information relating to the business, operations, and products of a Party or any of its Affiliates, that is not known or generally available to the public, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement.

1.11	“Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that a Party or one of its Affiliates owns or has a license or sublicense to such Patent Rights, Know-How or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense with respect to such Patent Rights and Know- How, of the scope of the licenses contemplated in this Agreement, or transfer such material as provided for in this Agreement, without violating the terms of any agreement or other arrangement with any Third Party.

1.12	“Consents” means consents, assignments, Permits, Orders, certification, concession, franchises, approvals, authorizations, registrations, filings, waivers, declarations or filings with, of or from any Governmental Entity, parties to Contracts or any Third Party.

1.13	“Contract” means any contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

1.13	“Cover,” “Covering” or “Covered” means, with respect to a Compound and relevant Patent Rights, that the making, using, selling, or offering for sale of such Compound would, but for a license, infringe a Valid Claim of the relevant Patent Rights in any country in which any such activity occurs or that the Compound is claimed in or covered by a Pending Claim.

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1.14	“Development” or “Develop” means, with respect to the Compound, the performance of all research, non-clinical, pre-clinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, and statistical analysis), Clinical Trials, manufacturing and regulatory activities that are required to obtain Regulatory Approval of such Compound under this Agreement by either Party.

1.15	“Drug Product” means one or both of the Compounds (including, for clarity, in finished form) in any dosage form, formulation, presentation or package configuration.

1.16	“Effective Date” means the Execution Date.

1.17	“Encumbrance” means any restriction on any attribute of ownership, including any license, covenant, option (including any right to acquire, right of pre-emption or conversion), release or waiver mortgage, lien, pledge, hypothecation, security interest, title retention, easement, encroachment, right of first refusal or negotiation, any restriction on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, transfer, receipt of income in favor of a Third Party or any agreement to create any of the foregoing.

1.18	“Execution Date” means the date of last signature of this Agreement.

1.19	“FDA” shall mean the United States Food and Drug Administration, or any successor thereto performing similar functions.

1.20	“Government Approval(s)” means any and all approvals, licenses, registrations or authorizations of Governmental Authorities.

1.21	“Government Authority,” “Governmental Body” or Governmental Entity” means any federal, national, regional, state, city or local governmental or regulatory authority, agency, department, bureau, commission or council.

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1.22	“IND” means an investigational new drug application filed with the FDA or the equivalent application or filing filed with any equivalent agency or Governmental Body outside the United States including the CFDA (including any supra-national entity such as in the European; Union) for approval to commence Clinical Trials in such jurisdiction.

1.23	“IND Filing” means the filing of an IND for a Drug Product with the relevant Regulatory Authority.

1.24	“IND Filing Acceptance” means the receipt of notice from the relevant: Regulatory Authority that an IND for the Drug Product has met all the criteria for filing acceptance. For the United States, an IND Filing Acceptance may also mean thirty (30) days following the FDA’s acknowledged IND receipt date, unless the FDA notifies the IND filing party that the investigations described in the IND are subject to a clinical hold; and if notification by FDA that the clinical investigations in the IND may begin was not received by OBI earlier.

1.25	“Intellectual Property Rights” or “IPR” means any and all rights in the Territory relating to, arising from, or associated with Technology, including (i) Patents; (iv) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; and (v) any rights equivalent or similar to any of the foregoing.

1.25	“Inventions” means any Know-How, whether patentable or not, created, made, invented or developed by or on behalf of a Party or its Affiliates (solely or jointly) during the Term and in the course of performing activities under this Agreement.

1.26	“Know-How” means any inventions, discoveries, creations, developments, data, and other information and materials, in any tangible or intangible form whatsoever, including scientific or technical information, results, trade secrets, databases, practices, protocols, regulatory filings, methods, processes, techniques, concepts, ideas, reagents, specifications, formulations, formulae, data (including, but not limited to, pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, the FDA or other Regulatory Authorities, and manufacturing process and development information, whether or not patentable.

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1.28	“Law” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.29	“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

1.30	“Licensed Know How” means any and all scientific, medical, technical, regulatory and CMC Information relating to Compound and/or the Drug Product, including Data, and all Information and materials relating to Compound and/or the Drug Product that are licensed from Ascenta and sublicensed to OBI as of the Effective Date or during the term of this Agreement, and that is necessary or reasonably useful for the development and/or commercialization of Drug Products including the process and method useful for the synthesis, manufacture of TH-2870 and TH-3424 which shall be more fully disclosed to OBI after the Effective Date.

1.31	“Non-Patent Rights” means intellectual property rights, including rights in Know-How, other than Patent Rights or trademark rights.

1.32	“Patents” shall mean any patents and patent applications, together with all additions, divisions, continuations, substitutions, reissues, reexaminations, extensions, registrations, patent term extensions, supplemental protection certificates and renewals of any of the foregoing.

1.33	“Patent Right” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination, extension or restoration by existing or future extension or restoration mechanisms (including, without limitation, supplementary protection certificates or the equivalent thereof), or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

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1.34	“PCT” shall mean Patent Cooperation Treaty.

1.35	“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental authority.

1.36	“Tax” or “Taxes” means any applicable federal, state, local or foreign tax of any kind whatsoever, including any interest, penalty or addition thereon whether disputed or not.

1.37	“Technology” means all scientific, medical, technical, regulatory and CMC Information relating to Compound and/or the Drug Product, including Data, and all Information and Materials relating to the Compounds and/or the Drug Product, technical information and know-how, including: inventions, discoveries, specifications, instructions, processes, formulae, materials, methods, protocols and other technology applicable to formulations, compositions or products or documents or other media related to their manufacture, development, registration, use or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formula, and all tangible embodiments (such as documents or any other media) of any of the foregoing, which includes: documentation associated with manufacturing of TH-2870 and TH-3424, including batch records, standard operating procedures (SOPs), material requirement sheets; TH-2870 and TH-3424 safety data; TH-2870 and TH-3424 regulatory documents and related documents; all TH-2870 and TH-3424 experimental raw data including certificates of analysis (COAs), preclinical biology results, and all Intellectual Property Rights therein in any form or media whether or not specifically listed herein.

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1.38	“Territory” means shall mean worldwide but excluding the territories of People’s Republic of China (“China”), Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), Macao Special Administrative Region of the People’s Republic of China (“Macao”), and Chinese Taipei (“Taiwan”); and if an IND Application is filed in any one of China, Hong Kong, Macao or Taiwan by Ascenta, the Territory will also exclude Japan, South Korea, Singapore, Malaysia, Thailand, Turkey and India.

1.39	“Third Party” shall mean any person, corporation or other entity, other than a Party or an Affiliate of a Party.

1.40	“Trade Secrets” means confidential and non-public information and materials that (i) derive independent economic, value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use and (ii) are maintained as confidential and secret.

1.41	“Transferred Assets” means the Assigned IPR and the Assigned Contracts (but, for clarity, does not include Licensed Know How).

1.42	“Valid Claim” means a claim of (a) an issued and unexpired patent which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise, or (b)(i) any pending bona fide and non-frivolous application submitted in good faith, or (ii) any pending application having a common priority date with a patent described in (a) above that has issued in any other country, in each such case of (i) and (ii), which claim has not been finally abandoned or denied or been held unpatentable by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal (each of (i) or (ii) above, a “Pending Claim”). For purposes of thus clause, any such Pending Claim as described above that has been pending for more than five (5) years will not be considered a Valid Claim for purpose of this Agreement after such period until it issues (if at all).

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B.	Construction

1.43	Each term defined in the singular form in this Agreement means the plural thereof whenever the plural form is used, and each term defined in the plural form means the singular thereof whenever the singular form is used. The use of a pronoun of any gender is applicable to all genders.

1.44	The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and annex, article, section, subsection, schedule and exhibit references herein are references to annexes, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

1.45	The words “including” and “include” mean including without limiting the generality of any description preceding such term, the phrase “may not’ is prohibitive and not permissive, and the word “or’ is not exclusive.

1.46	Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from but excluding” and the words “to” and “until’ each mean “to and including.”

1.47	The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

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Article 2 Assigned IPR and Know-How and Licensed Know How

A) Transfer of the Assigned IPR and Regulatory Filings from THLD to OBI

2.1	THLD hereby sells, transfers and assigns to OBI, THLD’s entire right, title and interest in and to the Assigned IPR including all rights to sue for and obtain any damages or other remedies for any past, present, and future infringement of the Assigned IPR and will deliver to OBI all copies of all books, files, papers, documentation and records of THLD (whether in paper or electronic form) included within the Assigned Know How, including any tangible embodiments of the Assigned Know How according to the Transition Plan (as herein defined).

2.2	To transfer the Assigned IPR, THLD and OBI shall fully execute the assignment document attached hereto as Exhibit A (“Patent Assignment Document”). The transfer of the Assigned IPR and the terms of the Patent Assignment Document shall be effective as of the Effective Date.

2.3	By or before the Effective Date, and at THLD’s expense, THLD shall execute any other documentation or perform acts as are reasonably necessary to transfer and assign THLD’s right, title, and interest in Transferred Assets to OBI. THLD will obtain, at THLD’s sole cost and expense, from the applicable Third Parties any Consents, approvals or waivers necessary to assign the Assigned Contracts to OBI (the “Required Third Party Consents”) and deliver to OBI, as promptly as reasonably practicable after the date hereof, all of the Required Third Party Consents.

2.4	OBI may, at OBI’s expense, record the Patent Assignment Document of this Agreement in any patent office including the United States Patent & Trademark Office (“USPTO”).

2.5	As of the Effective Date, OBI shall be fully responsible for the Assigned IPR including patent application filing and patent prosecution and maintenance, including, but not limited to payment of filing, issue, maintenance and any other relevant fees.

2.6	Any payments due by THLD under the Ascenta Agreement (as defined hereinafter) shall, as of the Effective Date, be the sole responsibility of OBI, and OBI shall pay to, or collect for any such amounts that may be due or payable, regardless of whether OBI, or its Affiliates, subsequent to the Effective Date, enters into any agreement with any Third Party, or successor or assign, to further license, transfer, or sell the Assigned IPR.

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B) License of Licensed Know How

2.7	As of the Effective Date, THLD grants to OBI a world-wide, non-exclusive, non-transferrable, sublicensable (only in accordance with the provisions below), royalty-free, perpetual (except as set forth herein), fully paid-up license to the Licensed Know How (“License”) for the sole purpose of making, producing, synthesizing and developing the Compounds.

2.8	OBI may (i) transfer, assign or sub-license OBI’s interests in the Licensed Know How to its Affiliates and/or (ii) sub-license the Licensed Know How to any Third Party, subject to OBI’s Affiliates and/or OBI’s authorized sublicensees agree to the same obligations as OBI with respect to the Ascenta Agreement.

2.9	Except as specifically set forth in this Agreement, neither Party shall acquire any right, title, license, or other interest, by implication or otherwise, with respect to any information, Know-How disclosed or provided to it under this Agreement or under any Patent Rights or other intellectual property rights Controlled by the other Party or its Affiliates.

Article 3 Cooperation and Further Assurances.

3.1	Transition Assistance

a.	THLD will provide to OBI full and complete copies in its possession of all Assigned Know How and Licensed Know How then in existence. THLD shall make available to OBI employees of THLD who are most knowledgeable about the Compounds to facilitate the transfer (and, for so long as there is personnel within THLD or its Affiliates possessing knowledge of the Compounds) of the Assigned Know How and Licensed Know How in accordance with the Transition Plan set forth in Exhibit D attached hereto.

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b.	For 1 month after the completion of the Transition Plan, subject to there being personnel within THLD (or its Affiliates) possessing sufficient knowledge of the Compounds, THLD will in a reasonably timely manner answer the reasonable questions of OBI relating to the Assigned Know How and Licensed Know How relevant to allow OBI to make, produce and synthesize the Compounds.

c.	If assistance is required beyond the transition assistance described above, OBI shall provide written notice to THLD of the same. THLD will use Commercially Reasonable Efforts to provide such assistance (to the extent personnel remain within THLD or its Affiliates possessing sufficient knowledge of the Compounds) and OBI acknowledges that THLD’s provision of such assistance may be subject to THLD’s then current hourly rates not to exceed $250.00.

3.2	Following the Effective Date, and within a reasonable time after OBI’s written request and at OBI’s expense, THLD shall use Commercially Reasonable Efforts to cooperate with OBI and its successors and assigns, provide information and assistance, perform other acts, and execute and deliver documents and other instruments, all as reasonably necessary in connection with the prosecution, maintenance, enforcement, or defense of the Assigned IPR or to perfect, record, evidence, establish, or confirm OBI’s sole ownership of all right, title, and interest in and to the Transferred Assets, including in connection with any action related to the Assigned IPR. Such cooperation shall include, without limitation, and in a reasonably timely manner (i) executing and delivering to OBI instruments of sale, transfer, conveyance, assignment, and confirmation to the extent that those individuals necessary to, familiar with or responsible for, such instruments are employed by THLD or an Affiliate of THLD, (ii) providing reasonable assistance, documents, materials, and other information, and disclosing other relevant facts, and obtaining the same from inventors and other individuals to the extent that such inventors and individuals are still employed by THLD or an Affiliate of THLD, (iii) providing evidence of invention dates and ownership, to the extent invention dates and ownership evidence is available to THLD or an Affiliate of THLD (iv) making individuals reasonably familiar with the Assigned IPR and Licensed Know How (including inventors of the Assigned Patents) available and accessible to OBI and its representatives (including for technical consultations) to the extent that individuals are still employed by THLD or an Affiliate of THLD, and (v) instructing Prosecution Counsel to cooperate with OBI and OBI’s representatives to assist with the foregoing.

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3.3	THLD shall reasonably cooperate with OBI to facilitate OBI’s discussion with former THLD employees and shall release such former employees from any confidentiality restrictions which would prohibit such former employees from assisting OBI.

3.4	THLD agrees that, from and after the Effective Date, it will not, and it will cause its representatives not to retain (other than as retained through automated retention or backup processes) or use any copy of any of the Assigned Know How or (ii) practice the Assigned IPR unless through a license granted from OBI or Ascenta or its successors, assigns or licensees to THLD or its Affiliates.

3.5	On or shortly after the Effective Date (or at such later reasonable time as OBI and THLD may agree), THLD shall (a) send to OBI or its designated representative each prosecution (docket) file, including all applications (whether published or not), and all invention disclosures, inventor notebooks, and similar documents, for each Assigned Patent in the possession or under the control of THLD, and (b) advise each outside counsel and outside foreign associate firm responsible for the preparation, prosecution, and/or maintenance of any Assigned Patent (“Prosecution Counsel”) of the assignment of the Assigned Patents to OBI and instruct each such Prosecution Counsel to immediately take direction from OBI or its designated counsel with respect to the transfer of all copies of the prosecution (docket) files for each of the Transferred Assets in such Prosecution Counsel’s possession or under its control to OBI or its designee(s) and Whether to retain copies of such files. If necessary, THLD agrees to thereafter reasonably assist OBI and its representatives in procuring all such files from all such Prosecution Counsel. On or shortly after the Effective Date (or at such later reasonable time as OBI and THLD may agree), THLD shall also furnish to OBI originals of all assignment agreements in its possession for the Assigned IPR.

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3.6	Before the Effective Date it is the Parties intent to execute an assignment and the amendment (an “Assignment and Amendment”) to certain Agreements. One Agreement is the Patent Assignment and Development Agreement between Threshold Pharmaceuticals, Inc. and Ascenta Pharmaceuticals, Ltd. dated as February 1, 2016 (the “Ascenta Agreement”). The other Agreement is the Material Transfer Agreement between Threshold Pharmaceuticals, Inc. and the National Cancer Institute dated (the “NCI”) as November 23, 2016 (the “NCI Agreement”). If Ascenta or NCI fails execute the Ascenta Assignment and Amendment prior to the Effective Date, the THLD shall exercise Commercially Reasonable Efforts to obtain Ascenta’s signature and the Parties shall counter sign the Ascenta Assignment and Amendment promptly thereafter. The Parties acknowledge and agree that (i) OBI’s assignment and assumption of the Ascenta Agreement or the NCI Agreement under Exhibit C shall not be effective, (ii) the Ascenta Agreement nor the NCI Agreement will not be considered an Assigned Contract, and (iii) OBI shall have no liability or obligation to perform under the Ascenta Agreement or the NCI Agreement, until the Ascenta Assignment and Amendment and the NCI Assignment and Amendment has been fully executed by the parties thereto.

Article 4 Financial Provisions

4.1	As partial consideration for the transfer and assignment of the Transferred Assets and grant of Licenses, OBI (a) agrees to the terms set forth in this Agreement; and (b) agrees to pay a one-time, non-refundable fee of three million USD (USD $3,000,000.00) (“Asset Transfer Fee”), after (i) all the Assigned Patents and Applications have been assigned, (ii) all Assigned Know How, Licensed Know How, and any other relevant know-how, data, materials has been duly transferred to Assignee, and (iii) THLD has provided fully-executed Assignment and Assumption Agreements in form and substance substantially similar to Exhibits C-l and C-2 (subsections (i), (ii), and (iii) are collectively the “Payment Prerequisites”), and per Exhibit D; 5 days prior to June 16, 2017 (“the Transition Completion Date”). Subject to THLD’s completion of the Transition Plan, OBI will (Y) deliver to THLD the executed Certificate of Completion as set forth below and (Z) pay to THLD, the amount of the Asset Transfer Fee not previously paid by the Transition Completion Date. The one-time, non-refundable “Exclusivity Fee” of Five Hundred Thousand USD (USD $500,000.00) paid on April 18, 2017 is creditable against the Asset Transfer Fee. For avoidance of doubt, the final payment due from OBI to THLD will be Two Million Five Hundred Thousand USD (USD $2,500,000) upon crediting the Five Hundred Thousand USD (USD $500,000) already paid to THLD by OBI on April 18, 2017. Payment of the Asset Transfer Fee shall be subject to withholding Tax obligations, if any, as set forth in Article 4.4.

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4.2	If OBI does not pay the Asset Transfer Fee by the Transaction Completion Date or seeks recovery of the Asset Transfer Fee, OBI shall transfer and assign back to THLD, all right, title and interest in and to the Assigned IPR all Know-How which was previously transferred to OBI pursuant to this Agreement and such Know-How shall be deemed Confidential Information of THLD hereunder.

4.3	All amounts payable to THLD or its designee under this Agreement shall be paid in U.S. dollars, converted at the New York exchange bank selling rates published in the Wall Street Journal the last business day of the calendar quarter for which payment is due.

4.4	THLD shall be responsible for the payment of any and all Taxes levied on account of payments paid to THLD by OBI under this Agreement.

Article 5 Additional Obligations of OBI

5.1	From and after the Effective Date, OBI shall be responsible for (i) the preparation, filing, presentation and maintenance of any Government Approvals or Acceptances related to the Transferred Assets, including; and (ii) for communicating with Government Authorities regarding regulatory matters with respect to the Transferred Assets, except to the extent reasonable necessary in connection with THLD’s performance of its obligations hereunder.

5.2	OBI shall execute and deliver the Assignment and Assumption Agreements attached hereto as Exhibit C.

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Article 6 Warranties and Representations

6.1	THLD represents and warrants to OBI that as of the Effective Date (unless a different time is identified below):

a.	THLD has all requisite corporate power and authority to enter into this Agreement and has or will have all power and authority to make the transfers and assignments to OBI provided hereunder.

b.	Prior to the Effective Date, it has not assigned or granted any ownership interest in the Transferred Assets to any Third Party.

c.	THLD has good and valid title to, is the exclusive legal and equitable owner of, and has the unrestricted power and right to sell, assign and deliver the Transferred Assets. To the knowledge of THLD, the Transferred Assets are free and clear of all Encumbrances, except the Third Party Contracts. Upon the Effective Date, OBI will acquire exclusive, good and valid title to the Transferred Assets.

d.	Subject to paragraph k in this section, the Assigned IPR and the Licensed Know-How constitute all of the Intellectual Property Rights necessary to enable OBI to develop and manufacture the Product in the same manner that THLD developed and manufactured the Product immediately prior to the Effective Date.

e.	Except for compliance with Law and the terms otherwise noted herein, upon the Effective Date, no restrictions will exist on OBI’s right to sell, resell, license or sublicense any of the Transferred Assets, nor will any such restrictions be imposed on OBI as a consequence of the transfer of the Transferred Assets.

f.	There are no Patents of THLD, other than the Assigned Patents, which claim either or both of the Compounds, or the Assigned Know How.

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g.	None of the Assigned Patents has been or is now involved in any interference, reissue, reexamination or opposition proceeding in the USPTO or any corresponding office, department, organization, agency or other Government Authority elsewhere, and to the knowledge of THLD, no such action has been threatened. None of the Assigned Patents is subject to any compulsory license.

h.	Exhibit B sets forth a complete and correct list of (including the title, effective date, and parties to) all Contracts granting THLD, its Affiliates or any Third Party any license, covenant, release, immunity or other right with respect to, the Transferred Assets (“Third Party Contracts”). There is no outstanding dispute or disagreement and to the knowledge of THLD, there are no threatened disputes with respect to the Third Party Contracts. Complete and correct copies of all Third Party Contracts have been made available to OBI. Neither THLD nor, to the knowledge of THLD, any other party to any Third Party Contracts, is in breach or default of any Third Party Contract. To the knowledge of THLD, none of the Third Party Contracts are subject to any Encumbrance except as may be set forth in the terms and conditions of the Third Party Contracts. THLD has not waived or allowed to lapse any of its rights under any of the Third Party Contracts, and, to the knowledge of THLD, no such rights have lapsed or otherwise expired or been terminated that would have an adverse effect on the Transferred Assets.

i.	The execution and delivery by THLD of this Agreement or the execution and delivery by THLD of any other instrument or document required by this Agreement do not, and the performance of this Agreement, will not, (a) conflict with or violate the organizational documents of THLD, (b) to the knowledge of THLD, conflict with or violate any Law applicable to THLD, or (c) to the knowledge of THLD, result in any breach or violation of or constitute a material default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance in favor of any Third Party on any, Third Party Contract, Assigned Contract or Transferred Asset.

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j.	To the knowledge of THLD, there is no prior art, public use, public disclosure, or other information (including other intellectual property rights, conduct, or other information) that it believes could reasonably render the claims in the Assigned Patents invalid or unenforceable.

k.	To the knowledge of THLD, no Third Party has accused THLD’s activities with respect to the development and manufacture of the Compounds to infringe any intellectual property rights of a Third Party. To the knowledge of THLD, there are no patents owned by Third Parties having valid and enforceable claims that would be infringed by OBI’s practice of the Assigned Know How as practiced by THLD immediately prior to the Effective Date or the Licensed Know How as practiced by THLD immediately prior to the Effective Date. This representation is not intended to guarantee that no component of any commercial product of OBI, its Affiliates or its licensees would infringe or otherwise violate Patents owned by a Third Party.

1.	To the knowledge of THLD, Ascenta has paid all amounts due and owing to THLD pursuant to the Ascenta Agreement and is not in breach of the Ascenta Agreement as of the Effective Date. THLD has paid all amounts due and owing to Ascenta pursuant to the Ascenta Agreement and is not in breach of the Ascent Agreement as of the Effective Date.

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m.	All employees, directors, officers, consultants, agents and contractors of THLD who are or have been involved in, or who have participated in or contributed to, the conception, development, authoring, creation, or reduction to practice of any Assigned Patents have executed valid and enforceable agreements that presently and irrevocably assign all right, title, and interest in such Assigned Patents to THLD.

o.	All currently due maintenance fees, renewal fees, or similar fees for Assigned Patents have been paid and all necessary documents and certificates in connection with Assigned Patents have been filed with the relevant patent authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Assigned Patents. To Threshold’s knowledge, there are no actions that will be required to be taken with respect to patent prosecution and maintenance of the Assigned Patents within sixty (60) days of the Closing Date, including the payment of any registration, issue, examination, maintenance or renewal fees or annuities or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Assigned Patents.

p.	THLD has not received an opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any Assigned Patents may succeed. To THLD’s knowledge, it has no reason to believe that any claims to the Compounds in any patent applications included in the Assigned Patents will fail to receive the grant of a patent substantially in its current form or otherwise be materially altered or narrowed in scope.

6.2	OBI represents and warrants to THLD:

a.	That as of the Effective Date, OBI has all requisite corporate power and authority to enter into this Agreement.

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b.	The execution and delivery by OBI of this Agreement or any other instrument or document required by this Agreement do not, and the performance of this Agreement, will not, (a) conflict with or violate the organizational documents of OBI, (b) conflict with or violate any Law applicable to OBI.

Article 7 Disclaimers

7.1	EXCEPT FOR THE EXPRESS WARRANTIES SET OUT UNDER ARTICLE 6 (“WARRANTIES AND REPRESENTATIONS”), THLD MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO, INCLUDING WITHOUT LIMITATION, THE VALIDITY, ENFORCEABILITY, VALUE, OR SCOPE OF PROTECTION OF THE TRANSFERRED ASSETS.

7.2	EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 6 (“WARRANTIES AND REPRESENTATIONS”), THE TRANSFERRED ASSETS ARE PROVIDED “AS IS” WITHOUT ANY REPRESENTATION OR WARRANTY, AND THLD DISCLAIMS ALL EXPRESS, IMPLIED, STATUTORY, OR OTHER WARRANTIES AND CONDITIONS RELATING THERETO, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, AND/OR FITNESS FOR A PARTICULAR USE.

7.3	Except for the assignment and licenses expressly granted in this Agreement, neither Party grants to the other by implication, estoppel or otherwise any license or other right to any of its intellectual property. In addition, neither Party grants any license, release or other right expressly, by implication, by estoppel or otherwise to any Third Party.

7.4	THLD, its Affiliates and/or its designee shall have no obligation to defend any action or suit brought by a Third Party which challenges or concerns the validity of the Assigned IPR, although THLD, its Affiliates, its designee, and THLD’s and its Affiliates agree to cooperate with OBI in any action or suit brought by a Third Party involving the Assigned IPR, at OBI’s expense.

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7.5	Nothing contained in this Agreement shall be construed as:

a.	a warranty or representation as to the quality or performance of products or services made or performed by THLD, OBI and/or their Affiliates, or

b.	granting THLD, OBI, and/or their Affiliates any right to use name, trade names or trademarks or other designation of THLD, OBI, or their Affiliates (including any contraction, abbreviation or simulation of any of the foregoing).

Article 8 Limitation of Liabilities

8.1	THLD, ITS AFFILIATES AND/OR ITS DESIGNATE SHALL NOT BE LIABLE UNDER THIS AGREEMENT TO OBI OR ANY THIRD PARTY, WHETHER IN CONTRACT, WARRANTY, FAILURE OF A REMEDY TO ACHIEVE ITS ESSENTIAL PURPOSE, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), INDEMNITY, OR ANY OTHER LEGAL OR EQUITABLE THEORY, (a) FOR BUSINESS INTERRUPTION OR LOST REVENUE, PROFITS OR SALES, COST OF CAPITAL, OR (b) FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES OF THIS AGREEMENT BY THLD, EVEN IF THLD AND/OR ITS AFFILIATES HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES, LOSSES, COSTS OR EXPENSES.

8.2	OBI AND/OR ITS AFFILIATES SHALL NOT BE LIABLE UNDER THIS AGREEMENT TO THLD OR ANY THIRD PARTY, WHETHER IN CONTRACT, WARRANTY, FAILURE OF A REMEDY TO ACHIEVE ITS ESSENTIAL PURPOSE, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), INDEMNITY, OR ANY OTHER LEGAL OR EQUITABLE THEORY, (a) FOR BUSINESS INTERRUPTION OR LOST REVENUE, PROFITS OR SALES, COST OF CAPITAL, OR (b) FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES OF THIS AGREEMENT BY OBI, EVEN IF THLD AND/OR ITS AFFILIATES HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES, LOSSES, COSTS OR EXPENSES.

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Article 9 Substantive Law

9.1	All disputes shall be settled in accordance with the provisions of this Agreement, and in accordance with the substantive laws of the State of California, without regard to its law of conflicts and except as governed by the patent laws of the United States. Any lawsuit concerning this Agreement, shall be brought in the United States Federal District Court, Northern District of California, or if jurisdiction does not exist in federal court, in the California Supreme Court located in Sacramento, California.

Article 10 Confidentiality

10.1	Each Party shall keep this Agreement and all information disclosed to the other Party in connection with this Agreement (“Confidential Information”) confidential and shall not disclose or otherwise divulge any part thereof to any Third Party without the prior written consent of the other Party or unless required by Law or in conjunction with the sale (or potential sale) of all or substantially all the assets of a Party to such Third Party. Nothing in this Agreement, however, shall preclude OBI from recording in the USPTO the Patent Assignment Document(s) executed by THLD pursuant to Article 2. Subject to the terms of Article 2, subsection B, additionally, nothing in this Agreement shall preclude either Party from disclosing Confidential Information (a) to any of their Affiliates, or to THLD’s designee, provided that any Affiliate of a Party, or THLD’s designee, to which such disclosure is made by such Party, shall not disclose any Confidential Information to any Third Party without written permission of the other Party to this Agreement or to the extent required by Law; and (b) to the extent such Confidential Information becomes generally known to the general public through no fault of the disclosing Party. For clarity, from the Effective Date the Assigned IPR (with the exception of any issued Patents or published Patent applications) shall be considered the Confidential Information of OBI. The Licensed Know How is Confidential Information and a Trade Secret of THLD.

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Article 11 Miscellaneous

11.1	This Agreement is the complete Agreement between the Parties regarding this subject, and supersedes any prior or contemporaneous oral or written understandings between the Parties with respect to the subject matter thereof and constitutes the entire Agreement of the Parties with respect to such subject matter. The Agreement may not be modified except in writing which requires for both Parties the signature of an authorized representative of each respective Party. This requirement of written form can only be waived in writing. The annexes, schedules, exhibits, and attachments are an integral part of this Agreement, and are hereby integrated by reference into this Agreement and shall be governed, in addition to the terms therein, by the terms set forth in this Agreement. In case of any contradiction between the annexes, schedule, exhibits and attachments and this Agreement, the terms of this Agreement shall prevail.

11.2	This Agreement may be signed in counterparts, and will become binding upon the exchange of facsimile or PDF copies of the required signatures. The parties will execute copies of this Agreement each bearing original signatures for their permanent records.

11.3	If any of the provisions of this Agreement shall be adjudged to be invalid, illegal, or unenforceable, unless the basic intentions of the Parties under this Agreement are substantially jeopardized, the validity, legality, and enforceability of the remaining provisions of this Agreement shall in no way be affected or impaired thereby and shall be enforced to the maximum extent permitted by Law. In such a case the Parties shall make reasonable and good faith efforts to come to an agreement approximating as closely as possible the arrangement originally envisaged in this Agreement.

11.4	No express or implied waiver by any of the Parties to this Agreement of any breach of any term, condition or obligation of this Agreement shall be construed as a waiver of any subsequent or continuing breach of that term, condition or obligation or of any other term, condition or obligation of this Agreement of the same or of a different nature. Any waiver, consent, or approval of any kind regarding any breach, violation, default, provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

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11.5	Except as provided herein, neither Party may assign this Agreement or any right or interest under this Agreement, nor delegate any obligation to be performed under this Agreement, to any Third Party without the other Party’s prior written consent, which consent shall not be unreasonably withheld.

11.6	All notices, requests, demands, consents, agreements and other communications required or permitted to be given under this Agreement shall be in writing and shall be sufficiently given when either (a) mailed postpaid first class registered or certified mail, or (b) delivered to a commercial overnight courier service (e.g., FedEx), and addressed as follows, and such notice shall be effective as of the date it is deposited in the mail or delivered to the overnight courier service.

If to OBI to:

If to THLD to:

Threshold Pharmaceuticals
170 Harbor Way, Suite 300
South San Francisco, CA 94080
USA

Facsimile: (650) 474-2529
Attention: Legal Department

The above addresses can be changed by providing written notice to the other Party in accordance with this Section 11.6.

11.7	This Agreement binds and inures to the benefit of the Parties and their respective successors and assigns, and to THLD’s designee. Except as expressly provided, nothing in this Agreement is intended to, implies or shall confer on any person other than the Parties hereto and their Affiliates and their respective successors or assigns, and THLD’s designee, any rights (including third-party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement.

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11.8	The section and article headings contained in this Agreement are inserted for convenience of reference only, are not part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

11.9	Neither Party will make any press release or other public announcement regarding this Agreement and the transactions contemplated herein without the prior written consent of the other Party, provided that in the event that the Parties cannot agree, either Party shall be permitted to make any disclosure required by law.

11.10	It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement will be construed as authorization for either THLD or OBI to act as agent for the other.

11.11	This Agreement has been prepared jointly and will not be strictly construed against either Party.

11.12	No Person other than THLD, OBI and their respective permitted successors and assigns hereunder will be deemed an intended beneficiary hereunder, nor have any right to enforce any obligation of any Party to this Agreement, nor will any Person other than THLD and OBI and their respective permitted successors and assigns have any obligations to any Party under this Agreement.

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IN WITNESS WHEREOF, the Parties have caused the term sheet to be executed by their respectively duly authorized representative as set forth below.

OBI Pharma, Inc.		Threshold Pharmaceuticals, Inc.

By:	/s/ Kevin Poulos	By:	/s/ Eric Malek
Name:	Kevin Poulos	Name:	Eric Malek
Title:	Chief Commercial Officer	Title:	SVP Corporate Development
Date:	May 31, 2017	Date:	May 31, 2017

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